Ex. 99




Bruce L. Connery                                     FOR RELEASE:  May 25, 1995
205 325 3898

Thomas W. Barker, Jr.
205 325 3586

SONAT ANNOUNCES INTENTION TO SELL ITS BAKER
HUGHES CONVERTIBLE PREFERRED STOCK AND CERTAIN
E&P PROPERTIES AND THAT ATLANTA GAS LIGHT
COMPANY HAS INVESTED IN SONAT MARKETING
COMPANY

         BIRMINGHAM, Ala. -- Ronald L. Kuehn, Jr., chairman,president and chief executive officer of Sonat Inc. (NYSE:
SNT),today announced that the Board of Directors of the Company has approved an agreement to sell back to Baker Hughes Incorporated for $167 million the 4,000,000 shares of Baker Hughes convertible preferred stock that Sonat received as partial consideration for its sale of Teleco Oilfield Services Inc. to Baker Hughes in 1992. This transaction will close on June 15, and will result in an $8 million loss after tax.
         Sonat also announced today that its Board of Directors approved the sale by its wholly owned Sonat Exploration Company subsidiary of producing oil and natural gas properties totaling approximately $84 million during the second quarter. These sales are

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part of an ongoing program by Sonat Exploration to sell properties that are no longer strategic.  Sonat Exploration also expects that certain gas sales contracts will be terminated during the second quarter, resulting in an income gain that will substantially offset the loss of approximately $19 million after tax from the property sales.
         The cash proceeds from the sale of the Baker Hughes stock and oil and natural gas properties will be used to reduce the level of the Company's floating rate debt and to fund its exploration and production acquisition and development drilling activities.
         Sonat also announced that it has entered into a memorandum of understanding with Atlanta Gas Light Company (AGL) under which
AGL would acquire a 35% interest in Sonat's wholly owned subsidiary,
Sonat Marketing Company.  The acquisition price of $32 million will result in a pretax gain to Sonat of approximately $23 million, which
Sonat will defer for a five-year period during which AGL will have certain rights to sell its interest back to Sonat pursuant to a formula price.
         Sonat, headquartered in Birmingham, is an integrated oil and natural gas company engaged in exploration and production of oil and natural gas and in natural gas transmission and marketing.
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                                                                    95-10


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